Exhibit 10.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
between
F.N.B. CORPORATION
and
COMM BANCORP, INC.
DATED AS OF AUGUST 9, 2010

(i)

(ii)

(iii)

INDEX OF DEFINED TERMS

	Section
Acquisition Proposal	6.11	(e)
Agreement	Preamble
Articles of Merger	1.2
Average Closing Price	1.4	(d)
Bank Merger	1.10
Bank Merger Agreement	1.10
BHC Act	3.1	(b)
Break-up Fee	6.11	(f)
Cash Amount	1.4	(a)
CBI	Preamble
CBI Articles	3.1	(b)
CBI Bank	1.5
CBI Benefit Plans	3.12
CBI Bylaws	3.1	(b)
CBI Common Stock	1.4	(a)
CBI Disclosure Schedule	Art. 3 Preamble
CBI DRP	1.6
CBI Employment Agreements	3.12
CBI Plan	3.12
CBI Qualified Plans	3.12	(d)
CBI Recommendation	6.3
CBI Regulatory Agreement	3.15
CBI Representatives	6.11	(a)
CBI Shareholders Meeting	6.3
CBI Subsidiaries	3.1	(c)
Certificates	1.4	(b)
Change in CBI Recommendation	6.11	(b)
Claim	6.7	(a)
Closing	9.1
Closing Date	9.1
Code	Preamble
Confidentiality Agreements	6.2	(b)
Contamination	3.17	(b)
Contracts	5.2	(j)
Controlled Group Liability	3.12
Credit Facilities	5.2	(f)
Delinquent Loans	3.9
DRSP Plan	1.4	(c)

(iv)

	Section
Effective Date	1.2
Effective Time	1.2
Environmental Laws	3.17	(b)
Environmental Liability	3.17	(b)
ERISA	3.12
ERISA Affiliate	3.12
Exchange Act	4.6
Exchange Agent	2.1
Exchange Fund	2.1
FBCA	1.1	(a)
FDIC	3.4
Federal Reserve Board	3.4
FINRA	3.1	(c)
FNB	Preamble
FNB 2009 10-K	4.6
FNB 10-Q	4.16
FNB Bank	1.9
FNB Benefit Plans	4.11
FNB Bylaws	4.1	(b)
FNB Charter	4.1	(b)
FNB Common Stock	1.4	(a)
FNB Disclosure Schedule	Art. IV Preamble
FNB Employment Agreement	4.11
FNB Plans	6.6	(a)
FNB Preferred Stock	4.2	(a)
FNB Qualified Plans	4.11	(d)
FNB Regulatory Agreement	4.15
FNB Reports	4.12
FNB Stock Plans	4.2	(a)
FNB Subsidiaries	3.1	(c)
GAAP	3.1	(c)
Governmental Entity	3.4
Hazardous Substances	3.17	(b)
HSR Act	3.4
Indemnified Parties	6.7	(a)
Injunction	7.1	(e)
Insurance Amount	6.7	(c)
Intellectual Property	3.24
IRS	3.11	(a)
Leased Properties	3.18	(c)
Leases	3.18	(b)
Loans	3.25	(a)

(v)

	Section
Material Adverse Effect	3.1	(c)
Materially Burdensome Regulatory Condition	6.1(d)
Merger	Preamble
Merger Consideration	1.4	(a)
Multiemployer Plan	3.12
Multiple Employer Plan	3.12	(f)
NYSE	3.1	(c)
OCC	3.4
OREO	3.25	(b)
Other Regulatory Approvals	3.4
Owned Properties	3.18	(a)
PA DOB	3.4
Payment Event	6.11	(g)
PBCL	1.1	(a)
PBGC	3.12	(e)
Person	3.10	(a)
Proxy Statement	3.4
Registration Statement	3.4
Regulatory Agencies	3.5
Requisite Regulatory Approvals	7.1	(c)
SEC	3.4
Securities Act	1.6	(d)
SRO	3.4
Stock Amount	1.4	(a)
Subsidiary	3.1	(c)
Superior Proposal	6.11	(e)
Surviving Company	Preamble
Tax Returns	3.11	(c)
Taxes	3.11	(b)
The FINRA Stock Market	3.1	(c)
Third Party	3.18	(d)
Third Party Leases	3.18	(d)
Voting Agreement	Preamble
Withdrawal Liability	3.12

(vi)

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2010 (this “Agreement”), between F.N.B. CORPORATION, a Florida corporation (“FNB”), and COMM BANCORP, INC., a Pennsylvania corporation (“CBI”).
W I T N E S S E T H:
     WHEREAS, the Boards of Directors of CBI and FNB have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which CBI will, on the terms and subject to the conditions set forth in this Agreement, merge with and into FNB (the “ Merger “), so that FNB is the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”); and
     WHEREAS, for federal income Tax, as defined in Section 3.10(b), purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);
     WHEREAS, the members of the CBI Board of Directors and Joseph P. Moore, Jr. will execute a voting agreement in the form of Exhibit B (the “Voting Agreement”); and
     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE 1
THE MERGER
     1.1 The Merger.
          (a) Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law (the “PBCL”) and the Florida Business Corporation Act (the “FBCA”), at the Effective Time as defined in Section 1.2, CBI shall merge with and into FNB. FNB shall be the Surviving Company in the Merger, and shall continue its corporate existence under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of CBI shall cease.

          (b) FNB may at any time change the method of effecting the combination and CBI shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement, to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders under this Agreement; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration as defined in Section 1.4(a) provided for in this Agreement, (ii) adversely affect the Tax treatment of CBI’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions this Agreement contemplates.
     1.2 Effective Time. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) that shall be filed with the Secretary of State of the Commonwealth of Pennsylvania and the Secretary of State of the State of Florida on or before the Closing Date as defined in Section 9.1. The term “Effective Time” shall mean the date and time when the Merger becomes effective as set forth in the Articles of Merger. “Effective Date” shall mean the date on which the Effective Time occurs.
     1.3 Effects of the Merger.
          (a) Effects Under PBCL and FBCA. At and after the Effective Time, the Merger shall have the effects set forth in Sections 1921 through 1932 of the PBCL and Sections 607.1101 through 607.11101 of the FBCA.
          (b) Directors and Executive Officers of the Surviving Company. The directors of the Surviving Company immediately after the Merger shall be the directors of FNB immediately prior to the Merger. The executive officers of the Surviving Company immediately after the Merger shall be the executive officers of FNB immediately prior to the Merger.
     1.4 Conversion of CBI Capital Stock.
          (a) Subject to the provisions of this Agreement, each share of common stock, $.33 par value, of CBI (“CBI Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter represent the right to receive as merger consideration (the “Merger Consideration”) (i) 3.4545 shares of common stock, $.01 par value, of FNB (“FNB Common Stock”) and (ii) an amount in cash equal to $10.00, without interest. As used in this Agreement, “Stock Amount” refers to the aggregate amount of shares of FNB Common Stock to be delivered at the Closing pursuant to Section 1.4(a) and the “Cash Amount” refers to the aggregate amount of cash to be delivered at the Closing pursuant to Section 1.4(a).

          (b) At the Effective Time, the stock transfer books of CBI shall be closed as to holders of CBI Common Stock immediately prior to the Effective Time and no transfer of CBI Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates representing CBI Common Stock (“Certificates”) are properly presented in accordance with Section 2.2 of this Agreement to the Exchange Agent, as defined in Section 2.1, such Certificates shall be canceled and converted into the right to receive the Merger Consideration and any dividends or distributions to which the holder of such Certificates is entitled pursuant to Section 2.2(b).
          (c) Each holder of CBI Common Stock shall have the option of enrolling the whole shares of FNB Common Stock issuable to such shareholder upon the consummation of the Merger in FNB’s Dividend Reinvestment and Direct Stock Purchase Plan (the “DRSP Plan”)
          (d) Notwithstanding any other provision of this Agreement, each holder of CBI Common Stock who would otherwise be entitled to receive a fractional share of FNB Common Stock, after taking into account all Certificates delivered by such holder, shall receive an amount in cash, without interest, rounded to the nearest cent, equal to the product obtained by multiplying (a) the Average Closing Price, as defined below, as of the Closing Date by (b) the fraction of a share, calculated to the nearest ten-thousandth when expressed in decimal form, of FNB Common Stock, to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares. “Average Closing Price” means, as of any specified date, the average composite closing price of FNB Common Stock on the NYSE as reported in New York Stock Exchange Composite Transactions in The Wall Street Journal (Eastern Edition) or, if not reported therein, in another mutually agreed upon authoritative source, for each of the 20 consecutive trading days ending on and including the fifth such trading day prior to the specified date rounded to the nearest ten-thousandth.
     1.5 CBI 401(K) Plan. Not later than the day immediately preceding the Closing Date, CBI agrees to cause Community Bank and Trust Company (“CBI Bank”) to (i) terminate its 401(k) Plan and (ii) return to CBI for cancellation shares of CBI Common Stock held by CBI Bank’s Trust Department for future 401(k) Plan distributions that remain at that time undistributed to 401(k) Plan participants, which shares of CBI Common Stock shall be canceled and not be subject to conversion pursuant to Section 1.4.
     1.6 CBI DRP Plan. Not later than the day immediately preceding the Closing Date, CBI agrees to terminate the Dividend Reinvestment Plan of Comm Bancorp, Inc. (the “CBI DRP Plan”) and distribute any fractions prior to the Closing Date.
     1.7 FNB Capital Stock. At and after the Effective Time, each share of FNB capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

     1.8 Articles of Incorporation and Bylaws of the Surviving Company. FNB’s Charter, as defined in Section 4.1(b), as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. FNB’s Bylaws, as defined in Section 4.1(b), as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law.
     1.9 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
     1.10 The Bank Merger. As soon as practicable after the execution of this Agreement, CBI and FNB shall cause CBI Bank and First National Bank of Pennsylvania (“FNB Bank”) to enter into a bank merger agreement, the form of which is attached to this Agreement as Exhibit A (the “Bank Merger Agreement”), that provides for the merger of CBI Bank with and into FNB Bank (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger. The Bank Merger Agreement provides that the directors of FNB Bank upon consummation of the Bank Merger shall be the directors of FNB Bank immediately prior to the Bank Merger.
ARTICLE 2
EXCHANGE OF SHARES
     2.1 FNB to Make Merger Consideration Available. Within four business days following the Effective Time, FNB shall deposit, or shall cause to be deposited, with the Registrar and Transfer Company, (the “Exchange Agent”), for the benefit of the former shareholders of CBI Common Stock for exchange in accordance with this Article 2, (i) authority to issue book entries representing the shares of FNB Common Stock sufficient to deliver the aggregate Stock Amount, (ii) cash in an aggregate amount equal to the Cash Amount for all of the outstanding shares of CBI Common Stock, (iii) immediately available funds equal to any dividends or distributions payable in accordance with Section 2.2(b) and (iv) cash in lieu of any fractional shares (such cash and book entries for shares of FNB Common Stock, collectively being referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4(a) and paid pursuant to Section 1.4(a) in exchange for outstanding shares of CBI Common Stock.
     2.2 Exchange of Shares.
          (a) After the Effective Time of the Merger, each holder of a Certificate formerly representing CBI Common Stock, other than Treasury Shares, who surrenders or has surrendered such Certificate or customary affidavits and indemnification regarding the loss or destruction of such Certificate, together with duly executed transmittal materials to the Exchange Agent, shall, upon acceptance thereof, be entitled to (i) a book entry representing the FNB Common Stock and (ii) the cash into which the shares of CBI Common Stock shall have been converted pursuant to Section 1.4, as well as cash in lieu of any fractional share of FNB Common Stock to which such holder would otherwise be entitled, if applicable. The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 2.2, each Certificate representing CBI Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the Merger Consideration to which it is entitled hereunder upon such surrender. FNB shall not be obligated to deliver the Merger Consideration to which any former holder of CBI Common Stock is entitled as a result of the Merger until such holder surrenders his Certificate or Certificates for exchange as provided in this Section 2.2. If any certificate for shares of FNB Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamp to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.
          (b) No dividends or other distributions declared or made after the Effective Time of the Merger with respect to FNB Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of FNB Common Stock represented thereby or issuable in respect thereof, and no cash payment in lieu of a fractional share shall be paid to any such holder pursuant to Section 1.4, until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, FNB shall cause the book entries to be made for the benefit of such record holder representing whole shares of FNB Common Stock issued in exchange for such Certificate and FNB shall pay to such record holder, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of FNB Common Stock to which such holder is entitled pursuant to Section 1.4 and the amount of dividends or other distributions with a record date on or after the Effective Time of the Merger theretofore paid with respect to such whole shares of FNB Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of FNB Common Stock.
          (c) All cash and shares of FNB Common Stock issued upon the surrender for exchange of shares of CBI Common Stock or the provision of customary affidavits and indemnification for lost or mutilated Certificates in accordance with the terms of this

Agreement and the letter of transmittal, including any cash paid pursuant to Section 1.4, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of CBI Common Stock, and there shall be no further registration of transfers on the stock transfer books of FNB, after the Merger, of the shares of CBI Common Stock that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to FNB for any reason, they shall be canceled and exchanged as provided in this Agreement.
          (d) Any portion of the Exchange Fund, including any interest thereon, that remains undistributed to the shareholders of CBI following the passage of 12 months after the Effective Time of the Merger shall be delivered to FNB, upon demand, and any shareholders of CBI who have not theretofore complied with this Section 2.2 shall thereafter look only to FNB for payment of their claim for cash and for FNB Common Stock, any cash in lieu of fractional shares of FNB Common Stock and any dividends or distributions with respect to FNB Common Stock.
          (e) Neither CBI nor FNB shall be liable to any holder of shares of CBI Common Stock or FNB Common Stock, as the case may be, for such shares, and cash or dividends or distributions with respect thereto, or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (f) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FNB Common Stock and cash held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of FNB Common Stock for the account of the Persons entitled thereto.
     2.3 Adjustments for Dilution and Other Matters. If prior to the Effective Time of the Merger:
          (a) FNB shall declare a stock dividend or distribution on FNB Common Stock with a record date prior to the Effective Time of the Merger, or subdivide, split up, reclassify or combine FNB Common Stock, or make a distribution other than a regular quarterly cash dividend not in excess of $.20 per share, on FNB Common Stock in any security convertible into FNB Common Stock, in each case with a record date prior to the Effective Time of the Merger; or
          (b) the outstanding shares of FNB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in FNB’s capitalization other than pursuant to a business combination transaction with another bank holding company or financial services company, then a proportionate adjustment or adjustments will be made to the Merger Consideration, which adjustment may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued or issuable to, distributed or distributable to or paid or payable to holders of FNB Common Stock generally.
     2.4 Withholding Rights. The Exchange Agent or, subsequent to the first anniversary of the Effective Time, FNB, shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, any cash in lieu of fractional shares of FNB Common Stock, cash dividends or distributions payable pursuant to Section 2.2(b) and any other cash amounts otherwise payable pursuant to this Agreement to any holder of CBI Common Stock such amounts as the Exchange Agent or FNB, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or FNB, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of CBI Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or FNB, as the case may be.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF CBI
     Except as disclosed in the disclosure schedule delivered by CBI to FNB (the “CBI Disclosure Schedule”), CBI hereby represents and warrants to FNB as follows:
     3.1 Corporate Organization.
          (a) CBI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. CBI has the corporate power and authority and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure to be licensed or qualified does not have a Material Adverse Effect upon CBI.
          (b) CBI is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True and complete copies of the Articles of Incorporation of CBI (the “CBI Articles”) and the Bylaws of CBI (the “CBI Bylaws”), as in effect as of the date of this Agreement, have previously been made available to FNB.

          (c) Each of CBI’s Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required, to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) — (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on CBI. As used in this Agreement, (i) the word “Subsidiary” when used with respect to either party, means any corporation, partnership, joint venture, limited liability company or any other entity (A) of which such party or a subsidiary of such party is a general partner or (B) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such party and/or one or more subsidiaries thereof, and the terms “CBI Subsidiaries” and “FNB Subsidiaries” shall mean any direct or indirect Subsidiary of CBI or FNB, respectively, and (ii) the term “Material Adverse Effect” means, with respect to FNB, CBI or the Surviving Company, as the case may be, any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects (A) is materially adverse to the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (A), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (1) changes, after the date of this Agreement, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (2) changes, after the date of this Agreement, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities, as defined in Section 3.4, (3) actions or omissions of (a) FNB or (b) CBI, taken at the request of, or with the prior written consent of the other or required hereunder, (4) changes, events or developments, after the date of this Agreement, in the national or world economy or financial or securities markets generally or changes, events or developments, after the date of this Agreement in general economic conditions or other changes, events or developments, after the date of this Agreement that affect banks or their holding companies generally except to the extent that such changes have a materially disproportionate adverse effect on such party relative to other similarly situated participants in the markets or industries in which they operate, (5) consummation or public disclosure of the transactions this Agreement contemplates, including the resignation of employment of employees or any impact on such party’s business, customer relations, condition or results of operations, in each case as a result therefrom, (6) any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof, (7) any changes in interest rates or foreign currency rates, (8) any claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding or order which in any manner challenges, seeks to prevent, enjoin, alter or delay, or seeks damages as a result of or in connection with, the transactions this Agreement contemplates, (9) any failure by such party to meet any published, whether by such party or a third party research analyst, or internally prepared estimates of revenues or earnings, (10) a decline in the price, or a change in the trading volume of, such party’s common stock on The Financial Industry Regulatory Authority, including any successor exchange (“FINRA”), or the New York Stock Exchange, including any successor exchange (“NYSE”), as applicable, and (11) any matter to the extent that (i) it is disclosed in reasonable detail in the party’s disclosure schedules delivered to the other party pursuant to this Agreement or in such party’s SEC reports referenced in Section 4.12, as applicable, and (ii) such disclosed matter does not worsen in a materially adverse manner or (B) materially delays or impairs the ability of such party to timely consummate the transactions this Agreement contemplates.
     3.2 Capitalization.
          (a) The authorized capital stock of CBI consists of 12,000,000 shares of CBI Common Stock, of which, as of June 30, 2010, 1,722,923 shares were issued and outstanding. As of June 30, 2010, no shares of CBI Common Stock were reserved for issuance pursuant to stock options or any other rights to purchase or otherwise acquire any capital stock of CBI. All of the issued and outstanding shares of CBI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except pursuant to this Agreement and as set forth in Section 3.2(a) of the CBI Disclosure Schedule, CBI does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of CBI Common Stock or any other equity securities of CBI or any securities representing the right to purchase or otherwise receive any shares of CBI Common Stock.
          (b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of CBI are owned by CBI, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances, other than liens for property Taxes not yet due and payable (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, except as provided in Section 1530 of the PBCL or similar laws in the case of depository institutions. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
     3.3 Authority; No Violation.
          (a) CBI has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions this Agreement contemplates, subject to the receipt of necessary CBI Shareholder and Regulatory Approvals. The execution and delivery of this Agreement and the consummation of the transactions this Agreement contemplates have been duly and validly approved by the Board of Directors of CBI. Except for the approval and adoption of this Agreement and the transactions this Agreement contemplates by the affirmative vote of the holders of 75% of the outstanding shares of CBI Common Stock at such meeting at which a quorum is present, no other corporate approvals on the part of CBI are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by CBI and, assuming due authorization, execution and delivery by FNB, constitutes the valid and binding obligation of CBI, enforceable against CBI in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.
          (b) Neither the execution and delivery of this Agreement by CBI nor the consummation by CBI of the transactions this Agreement contemplates, nor compliance by CBI with any of the terms or provisions of this Agreement, will (i) violate any provision of the CBI Articles or the CBI Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made and are in full force and effect, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction as defined in Section 7.1(e) applicable to CBI, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of, constitute a default or an event which, with notice or lapse of time, or both, would constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CBI or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CBI or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on CBI.
     3.4 Consents and Approvals. Except for (i) the filing by FNB of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the merger of CBI Bank with and into FNB Bank, the filing by FNB of applications and notices, as applicable, with the Federal Deposit Insurance Corporation (the “FDIC”), the Office of the Comptroller of the Currency (the “OCC”) or the Pennsylvania Department of Banking (the “PA DOB”) and the Federal Reserve Board, and approval of such applications and notice, (ii) the filing by FNB of any required applications or notices with any foreign or state banking, insurance or other regulatory or self-regulatory authorities and approval of such applications and notices (the

“Other Regulatory Approvals”), (iii) the filing by FNB with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meetings of CBI shareholders to be held in connection with this Agreement (the “ Proxy Statement”) and the transactions this Agreement contemplates and of a registration statement by FNB on Form S-4 that is declared effective (the “Registration Statement”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iv) the filing by FNB of the Articles of Merger with and the acceptance for record by the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and the filing of the Articles of Merger with and the acceptance for record by the Secretary of State of the State of Florida pursuant to the FBCA, (v) any notices or filings by CBI and FNB required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vi) any consents, authorizations, approvals, filings or exemptions by FNB in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules of FINRA or the NYSE, or that are required under consumer finance, insurance mortgage banking and other similar laws, (vii) approval of the listing of such FNB Common Stock issuable in the Merger, (viii) the adoption of this Agreement by the requisite vote of shareholders of CBI and (ix) filings, if any, required by FNB as a result of the particular status of FNB, no consents or approvals of or filings or registrations by FNB with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by CBI of this Agreement and (B) the consummation by CBI of the Merger and the other transactions this Agreement contemplates. Nothing in this Section 3.4 is intended or shall be construed as requiring CBI to take any of the actions described in this Agreement, or relieving FNB of its obligations to make such filings or obtain approvals or consents necessary to the consummation of this Agreement and the transactions contemplated in this Agreement.
     3.5 Reports. CBI and each of its Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2008 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any state regulatory authority, (iv) any foreign regulatory authority and (v) any SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2008, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of CBI and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of CBI, investigation into the business or operations of CBI or any of its Subsidiaries since January 1, 2008. There (i) is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of CBI or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of CBI since January 1, 2008, except as set forth in Section 3.5 of the CBI Disclosure Schedule.
     3.6 Financial Statements.
          (a) (i) CBI has previously made available to FNB copies of the consolidated balance sheets of CBI and its Subsidiaries as of December 31, 2007, 2008 and 2009 (as restated), and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended, accompanied by the audit reports of their independent registered public accountants with respect to CBI for the years ended December 31, 2007, 2008 and 2009. The December 31, 2009 consolidated balance sheet of CBI, as restated, including the related notes, where applicable, fairly presents in all material respects the consolidated financial position of CBI and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6, including the related notes, where applicable, fairly present in all material respects the results of the consolidated operations, cash flows and changes in shareholders equity and consolidated financial position of CBI and its Subsidiaries for the respective fiscal periods or as of the respective dates set forth in this Agreement, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements, each of such statements, including the related notes, where applicable, complies in all material respects with applicable accounting requirements and with the published rules with respect thereto and each of such statements, including the related notes, where applicable, has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of CBI and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
          (b) No agreement pursuant to which any loans or other assets have been or shall be sold by CBI or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by CBI or its Subsidiaries, to cause CBI or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against CBI or its Subsidiaries. To the knowledge of CBI, there has been no material breach of a representation or covenant by CBI or its Subsidiaries in any such agreement. Since March 1, 2010, CBI has made no cash, stock or other dividend or any other distribution with respect to the capital stock of CBI or any of its Subsidiaries has been declared, set aside or paid. Except as disclosed in Section 3.6 of the CBI Disclosure Schedule, no shares of capital stock of CBI have been purchased, redeemed or otherwise acquired, directly or indirectly, by CBI since January 1, 2008, and no agreements have been made to do the foregoing.
     3.7 Broker’s Fees. Except as set forth in Section 3.7 of the CBI Disclosure Schedule, neither CBI nor any CBI Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions this Agreement contemplates.
     3.8 Absence of Certain Changes or Events. Since December 31, 2009, except as set forth in Schedule 3.8 of the CBI Disclosure Schedule, (i) CBI and its Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to CBI.
     3.9 Material Adverse Effect. A Material Adverse Effect shall be deemed to have occurred if CBI’s Delinquent Loans as of any month end prior to the Closing Date, excluding any month end subsequent to June 30, 2011, equals or exceeds $65 million. “Delinquent Loans” shall mean (i) all loans with principal and/or interest that are 30-89 days past due, (ii) all loans with principal and/or interest that are at least 90 days past due and still accruing, (iii) all loans with principal and/or interest that are nonaccruing, (iv) restructured and impaired loans, (v) OREO and (vi) net charge-offs from June 30, 2010 through the Closing Date.
     3.10 Legal Proceedings.
          (a) There is no pending, or, to CBI’s knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any individual, partnership, corporation, trust, joint venture, organization or other entity (each, a “Person”) or Governmental Entity that has had, or is reasonably likely to have a Material Adverse Effect on CBI and its Subsidiaries, taken as a whole, in each case with respect to CBI or any of its Subsidiaries or any of their respective properties or permits, licenses or authorizations.
          (b) There is no judgment, or regulatory restriction, other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon CBI, any of its Subsidiaries or the assets of CBI or any of its Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on CBI and its Subsidiaries, taken as a whole.
     3.11 Taxes and Tax Returns.
          (a) Each of CBI and its Subsidiaries has duly and timely filed, including all applicable extensions, all Tax Returns as defined in subsection (c) below required to be filed by it on or prior to the date of this Agreement, all such Tax Returns being accurate and complete in all material respects, has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all Taxes, whether or not shown on any Tax Return, that are due and payable or claimed to be due from it by a Governmental Entity other than Taxes that (i) are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP on CBI’s most recent consolidated financial statements. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each of CBI and its Subsidiaries. Neither CBI nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. Except as set forth in Section 3.10 of the CBI Disclosure Schedule, there are no disputes, audits, examinations or proceedings in progress or pending, including any notice received of an intent to conduct an audit or examination, or claims asserted, for Taxes upon CBI or any of its Subsidiaries. No claim has been made by a Governmental Entity in a jurisdiction where CBI or any of its Subsidiaries have not filed Tax Returns such that CBI or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, CBI or any of its Subsidiaries have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of each of CBI and its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any subsequent taxable period. There are no Liens for Taxes, other than statutory liens for Taxes not yet due and payable, upon any of the assets of CBI or any of its Subsidiaries. Neither CBI nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement exclusively between or among CBI and its Subsidiaries. Neither CBI nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was CBI, or (B) has any liability for the Taxes of any Person, other than CBI or any of its Subsidiaries, under Treas. Reg. §1.1502-6, or any similar provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise. Neither CBI nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan” or series of related transactions, within the meaning of Section 355(e) of the Code, of which the Merger is also a part, or a “distributing corporation” or a “controlled corporation”, within the meaning of Section 355(a)(1)(A) of the Code, in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Except as set forth in Section 3.2(a) of the CBI Disclosure Schedule, no share of CBI Common Stock is owned by a Subsidiary of CBI. CBI is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither CBI, its Subsidiaries nor any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Governmental Entity, relating to Taxes, including any private letter rulings of the U.S. Internal Revenue Service (“IRS”) or comparable rulings of any Governmental Entity and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable law, which rulings or agreements would have a continuing effect after the Effective Time. Neither CBI nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2). FNB has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of CBI and its Subsidiaries relating to the taxable periods beginning January 1, 2009 or later and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to CBI or its Subsidiaries. Neither CBI, any of its Subsidiaries nor FNB, as a successor to CBI, will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of CBI or any of its Subsidiaries for periods or portions of periods described in Treasury Regulations under Section 1502 of the Code, or any corresponding or similar provision of state, local or foreign law, for periods or portions thereof ending on or before the Closing Date.
          (b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, bank shares tax, employment, severance, withholding, duties, intangibles, franchise, backup withholding, inventory, capital stock, license, employment, social security, unemployment, excise, stamp, occupation, and estimated taxes, and other taxes, charges, levies or like assessments, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treas. Reg §1.1502-6(a) or any predecessor or successor thereof of any analogous or similar provision under law or otherwise.
          (c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity and any amendment thereof including, where permitted or required, combined, consolidated or unitary returns for any group of entities.

     3.12 Employee Benefits. For purposes of this Agreement, the following terms shall have the following meaning:
     “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code other than such liabilities that arise solely out of, or relate solely to, the CBI Benefit Plans.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
     “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
     “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
     “CBI Benefit Plans” means any material employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of CBI or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by CBI or any of its Subsidiaries or to which CBI or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such plan is subject to ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.
     “CBI Employment Agreements” means a written contract, offer letter or agreement of CBI or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee pursuant to which CBI or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.
     “CBI Plan” means any CBI Benefit Plan other than a Multiemployer Plan.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

          (a) Section 3.12(a) of the CBI Disclosure Schedule includes a complete list of all material CBI Benefit Plans and all material CBI Employment Agreements.
          (b) With respect to each CBI Plan, CBI has delivered or made available to FNB a true, correct and complete copy of: (i) each writing constituting a part of such CBI Plan, including without limitation all plan documents, current employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any, (iii) the current summary plan description and any material modifications thereto, if any, in each case, whether or not required to be furnished under ERISA, (iv) the most recent annual financial report, if any, (v) the most recent actuarial report, if any and (vi) the most recent determination letter from the IRS, if any. CBI has delivered or made available to FNB a true, correct and complete copy of each material CBI Employment Agreement.
          (c) All material contributions required to be made to any CBI Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any CBI Plan, for any period through the date of this Agreement have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the financial statements to the extent required by GAAP. Each CBI Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.
          (d) With respect to each CBI Plan, CBI and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such CBI Plans. Each CBI Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to any CBI Plan or the imposition of any material lien on the assets of CBI or any of its Subsidiaries under ERISA or the Code. Section 3.12(d) of the CBI Disclosure Schedule identifies each CBI Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (the “CBI Qualified Plans”). The IRS has issued a favorable determination letter with respect to each CBI Qualified Plan and the related trust that has not been revoked or CBI is entitled to rely on a favorable opinion issued by the IRS, and, to the knowledge of CBI, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any CBI Qualified Plan or the related trust. No trust funding any CBI Plan is intended to meet the requirements of Code Section 501(c)(9). To the knowledge of CBI, none of CBI and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, which would reasonably be expected to subject any of the CBI Plans or their related trusts,

CBI, any of its Subsidiaries or any person that CBI or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
          (e) Except as set forth in Section 3.12(e) of the CBI Disclosure Schedule with respect to each CBI Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and (ii) (A) the fair market value of the assets of such CBI Plan equals or exceeds the actuarial present value of all accrued benefits under such CBI Plan, whether or not vested, on a termination basis, (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (C) all premiums, if any, to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (D) no liability, other than for premiums to the PBGC, under Title IV of ERISA has been or would reasonably be expected to be incurred by CBI or any of its Subsidiaries and (E) the PBGC has not instituted proceedings to terminate any such CBI Plan and, to CBI’s knowledge, no condition exists that makes it reasonably likely that such proceedings will be instituted or which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such CBI Plan, except as would not have a Material Adverse Effect, individually or in the aggregate, in the case of clauses (A), (B), (C), (D) and (E).
          (f) (i) No CBI Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), (ii) none of CBI and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan and (iii) none of CBI and its Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be likely to result in, any Controlled Group Liability that would be a liability of CBI or any of its Subsidiaries following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the CBI Benefit Plans. Without limiting the generality of the foregoing, neither CBI nor any of its Subsidiaries, nor, to CBI’s knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.
          (g) Except as set forth in Section 3.12(g) of the CBI Disclosure Schedule, CBI and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable law and at no expense to CBI and its Subsidiaries.

          (h) Except as set forth on Section 3.12(h) of the CBI Disclosure Schedule, neither the execution nor the delivery of this Agreement nor the consummation of the transactions this Agreement contemplates will, either alone or in conjunction with any other event, whether contingent or otherwise, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of CBI or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code or Section 409A of the Code.
          (i) No labor organization or group of employees of CBI or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to CBI’s knowledge, threatened to be brought or filed, with the National Labor Relations Board. Each of CBI and its Subsidiaries is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.
     3.13 Compliance with Applicable Law. CBI and each of its Subsidiaries are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to CBI or any of its Subsidiaries, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable limits on loans to one borrower, except where such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on CBI and its Subsidiaries taken as a whole.
     3.14 Contracts. Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on CBI and its Subsidiaries taken as a whole, (i) none of CBI nor any of its Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (ii) to the knowledge of CBI, none of the other parties to any such material contract, lease, license or other agreement or instrument is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect thereunder and (iii) neither CBI nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument whether as a termination or cancellation for convenience or for default of CBI or any of its Subsidiaries.

     3.15 Agreements with Regulatory Agencies. Except to the extent disclosure hereunder is precluded by applicable law, neither CBI nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2008, a recipient of any supervisory letter from, or since January 1, 2008, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries, each item in this sentence, whether or not set forth in Section 3.11 of the CBI Disclosure Schedule (an “CBI Regulatory Agreement”), nor has CBI or any of its Subsidiaries been advised since January 1, 2008 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such CBI Regulatory Agreement.
     3.16 Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of CBI as of June 30, 2010, including any notes thereto, (ii) liabilities incurred in connection with this Agreement and the transactions this Agreement contemplates and (iii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2010, neither CBI nor any of its Subsidiaries has incurred any liability of any nature whatsoever, whether absolute, accrued, contingent or otherwise and whether due or to become due, that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on CBI.
     3.17 Environmental Liability.
          (a) To CBI’s Knowledge, (A) CBI and its Subsidiaries are in material compliance with applicable Environmental Laws, (B) no Contamination exceeding applicable cleanup standards or remediation thresholds exists at real property, including buildings or other structures, currently or formerly owned or operated by CBI or any of its Subsidiaries, that reasonably could result in a material Environmental Liability for CBI or its Subsidiaries, (C) no Contamination exists at any real property currently owned by a third party that reasonably could result in a material Environmental Liability for CBI or its Subsidiaries, (D) neither CBI nor any of its Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (E) neither CBI nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that reasonably could result in a material Environmental Liability of CBI or its Subsidiaries and (F) CBI has set forth in Section 3.17 of the CBI Disclosure Schedule and made available to

FNB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to CBI, its Subsidiaries and any currently owned or operated real property of CBI which were prepared in the last five years.
          (b) As used in this Agreement, (A) the term “Environmental Laws” means collectively, any and all laws, ordinances, rules, regulations, directives, orders, authorizations, decrees, permits, or other mandates, of a Governmental Entity relating to any Hazardous Substance, Contamination, protection of the Environment or protection of human health and safety, including, without limitation, those relating to emissions, discharges or releases or threatened emissions, discharges or releases to, on, onto or into the environment of any Hazardous Substance, (B) the term “Hazardous Substance” means any element, substance, compound or mixture whether solid, liquid or gaseous that is subject to regulation by any Governmental Entity under any Environmental Law, or the presence or existence of which gives rise to any Environmental Liability, (C) the term “Contamination” means the emission, discharge or release of any Hazardous Substance to, on, onto or into the environment and the effects of such emission, discharge or release, including the presence or existence of any such Hazardous Substance and (D) the term “Environmental Liability” means liabilities for response, remedial or investigation costs, and any other expenses, including reasonable attorney an consultant fees, laboratory costs and litigation costs, required under, or necessary to attain or maintain compliance with, applicable Environmental Laws or relating to or arising from Contamination or Hazardous Substances.
     3.18 Real Property.
          (a) Each of CBI and its Subsidiaries has good title free and clear of all Liens to all real property owned by such entities (the “Owned Properties”), except for Liens that do not materially detract from the present use of such real property.
          (b) A true and complete copy of each agreement pursuant to which CBI or any of its Subsidiaries leases any real property, such agreements, together with any amendments, modifications and other supplements thereto (collectively, the “Leases”), has heretofore been made available to FNB. Each Lease is valid, binding and enforceable against CBI or its applicable Subsidiary in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. There is not under any such Lease any material existing default by CBI or any of its Subsidiaries or, to the knowledge of CBI, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default. The consummation of the transactions this Agreement contemplates will not cause defaults under the Leases, provided necessary consents disclosed in the CBI Disclosure Schedule have been obtained and are in effect, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on CBI and its Subsidiaries taken as a whole.

          (c) The Owned Properties and the properties leased pursuant to the Leases (the “Leased Properties”) constitute all of the real estate on which CBI and its Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on CBI and its Subsidiaries taken as a whole.
          (d) A true and complete copy of each agreement pursuant to which CBI or any of its Subsidiaries leases real property to a third party (“Third Party”), such agreements, together with any amendments, modifications and other supplements thereto (collectively, the “Third Party Leases”), has heretofore been made available to FNB. Each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. To the knowledge of CBI, there are no existing defaults by the tenant under any Third Party Lease, or any event which with notice or lapse of time or both which would constitute such a default and which individually or in the aggregate would have a Material Adverse Effect on CBI and its Subsidiaries taken as a whole.
     3.19 State Takeover Laws. CBI has previously taken any and all action necessary to render the provisions of the Pennsylvania anti-takeover statutes in Sections 2538 through 2588 inclusive of the PBCL that may be applicable to the Merger and the other transactions this Agreement contemplates inapplicable to FNB and its respective affiliates, and to the Merger, this Agreement and the transactions this Agreement contemplates. The Board of Directors of CBI has approved this Agreement and the transactions this Agreement contemplates as required to render inapplicable to such Agreement and the transactions this Agreement contemplates any restrictive provisions in CBI’s Articles or CBI’s Bylaws.
     3.20 Reorganization. As of the date of this Agreement, CBI is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
     3.21 Opinion. Prior to the execution of this Agreement, CBI has received an opinion from Sandler O’Neill & Partners L.P. to the effect that as of the date thereof and based upon and subject to the matters set forth in this Agreement, the Merger Consideration is fair to the shareholders of CBI from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.
     3.22 Insurance. CBI and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as are set forth in Section 3.22 of the CBI Disclosure Schedule and as its management reasonably has determined to be prudent in accordance with industry practices.

     3.23 Investment Securities. Except where failure to be true would not reasonably be expected to have a Material Adverse Effect on CBI, (a) each of CBI and its Subsidiaries has good title to all securities owned by it, except those securities sold under repurchase agreements securing deposits, borrowings of federal funds or borrowings from the Federal Reserve Banks or the Federal Home Loan Banks or held in any fiduciary or agency capacity, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of CBI or its Subsidiaries, and such securities are valued on the books of CBI in accordance with GAAP in all material respects.
     3.24 Intellectual Property. CBI and each of its Subsidiaries owns, or is licensed to use, in each case, free and clear of any Liens, all Intellectual Property used in the conduct of its business as currently conducted that is material to CBI and its Subsidiaries, taken as a whole. Except as would not reasonably be likely to have a Material Adverse Effect on CBI, (i) Intellectual Property used in the conduct of its business as currently conducted that is material to CBI and its Subsidiaries does not, to the knowledge of CBI, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which CBI or any Subsidiary acquired the right to use any Intellectual Property and (ii) neither CBI nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by CBI and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means registered trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in the United States Patent and Trademark Office or in any similar office or agency of the United States or any state thereof, all letters patent of the United States and all reissues and extensions thereof.
     3.25 Loans; Nonperforming and Classified Assets.
          (a) Except as set forth in Section 3.25 of the CBI Disclosure Schedule, each loan (“Loan”) on the books and records of CBI and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of CBI, constitutes the legal, valid and binding obligation of the obligor named in this Agreement, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.
          (b) CBI has set forth in Section 3.25 of the CBI Disclosure Schedule as to CBI and each CBI Subsidiary as of the latest practicable date prior to the date of this Agreement: (A) any written or, to CBI’s knowledge, oral Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to CBI’s knowledge, in default of any other material provision thereof, (B) each Loan that has been classified as “substandard,” “doubtful,” “loss” or “special mention” or words of similar import by CBI, a CBI Subsidiary or an applicable regulatory authority, (C) a listing of the Other Real Estate

Owned (“OREO”) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (D) each Loan with any director, executive officer or five percent or greater shareholder of CBI or a CBI Subsidiary, or to the knowledge of CBI, any Person controlling, controlled by or under common control with any of the foregoing.
          (c) Except as set forth in Section 3.25 of the CBI Disclosure Schedule, as of the date of this Agreement, none of CBI nor any CBI Subsidiary is a party to any written or oral loan agreement, note or borrowing arrangement, including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets, with any director, officer or 5% or greater shareholder of CBI or any CBI Subsidiary or any Affiliate of any of the foregoing.
          (d) Except as set forth in Section 3.25(d) of the CBI Disclosure Schedule, all reserves or other allowances for loan losses reflected in CBI’s financial statements referred to in Section 3.6(a) as of and for the year ended December 31, 2009 and the six months ended June 30, 2010, complied with all Laws and are adequate under GAAP. Neither CBI nor FNB has been notified by any state or federal bank regulatory agency that its reserves are inadequate or that the practices and policies of CBI in establishing its reserves for the year ended December 31, 2009 and the six months ended June 30, 2010, and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the Bank Regulators or CBI’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of CBI.
          (e) CBI has previously furnished FNB with a complete list of all extensions of credit and OREO that have been classified by any federal or state bank regulatory agency as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. CBI agrees to update such list than monthly after the date of this Agreement and until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with its terms.
          (f) All loans owned by CBI or any CBI Subsidiary, or in which CBI or any CBI Subsidiary has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act.
          (g) Except as set forth in Section 3.25(d) of the CBI Disclosure Schedule, all loans owned by CBI or any CBI Subsidiary are collectable, except to the extent reserves CBI had made against such loans in CBI’s consolidated financial statements at June 30, 2010. Each of CBI and each CBI Subsidiary holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans and all loans owned by CBI and each CBI Subsidiary are with full recourse to the borrowers, except as set forth at Section 3.25(d) of the CBI Disclosure Schedule, and each of CBI and any CBI Subsidiary has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity.
          (h) Except as set forth at Section 3.25(c) of the CBI Disclosure Schedule, each outstanding loan participation sold by CBI or any CBI Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to CBI or any CBI Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation.
          (i) CBI and each CBI Subsidiary have properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it.
          (j) The CBI Disclosure Schedule sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other Person covered by Regulation O of the Board of Governors of the Federal Reserve System.
          (k) The CBI Disclosure Schedule sets forth a listing, as of June 30, 2010, by account, of: (i) all loans, including loan participations, of CBI or any other CBI Subsidiary that have had their respective terms to maturity accelerated during the past twelve months, (ii) all loan commitments or lines of credit of CBI that have been terminated CBI during the past 12 months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (iii) each borrower, customer or other party which has notified CBI during the past 12 months of, or has asserted against CBI, in each case in writing, any “lender liability” or similar claim, and each borrower, customer or other party which has given CBI any oral notification of, or orally asserted to or against CBI, any such claim, (iv) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith and (iv) all assets classified by CBI as OREO and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.
     3.26 Fiduciary Accounts. CBI and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither CBI nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to CBI’s knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
     3.27 Allowance For Loan Losses. CBI Bank’s allowance for loan losses is sufficient at the date of this Agreement for its reasonably anticipated loan losses, is in compliance with the standards established by applicable Governmental Entities and GAAP and, to the knowledge of CBI, is adequate.
     3.28 Subordinated Debt. CBI’s outstanding subordinated debt qualifies as Tier 2 capital under the applicable regulations of the federal bank regulatory agencies with jurisdiction over CBI and its Subsidiaries.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF FNB
     Except as disclosed in the disclosure schedule delivered by FNB to CBI (the “FNB Disclosure Schedule”), FNB hereby represents and warrants to CBI as follows:
     4.1 Corporate Organization.
          (a) FNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. FNB has the corporate power and authority and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure to be licensed or qualified does not have a Material Adverse Effect upon FNB.
          (b) FNB is duly registered as a bank holding company and is a financial holding company under the BHC Act. True and complete copies of the Articles of

Incorporation (the “FNB Charter”) and Bylaws of FNB (the “FNB Bylaws”), as in effect as of the date of this Agreement, have previously been made available to CBI.
          (c) Each FNB Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required, to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) – (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB.
     4.2 Capitalization.
          (a) The authorized capital stock of FNB consists of 500,000,000 shares of FNB Common Stock, of which, as of June 30, 2010, 114,684,308 shares were issued and outstanding, and 20,000,000 shares of preferred stock, $.01 par value (the “FNB Preferred Stock”), of which, as of the date of this Agreement, no shares were issued and outstanding. As of June 30, 2010, 151,418 shares of FNB Common Stock were held in FNB’s treasury. As of the date hereof, no shares of FNB Common Stock or FNB Preferred Stock were reserved for issuance, except for 10,313,803 shares of FNB Common Stock reserved for issuance upon exercise of options issued or available for issuance pursuant to employee and director stock plans of FNB in effect as of the date of this Agreement (the “FNB Stock Plans”) and warrants issued to the United States Treasury Department. All of the issued and outstanding shares of FNB Common Stock have been, and all shares of FNB Common Stock that may be issued pursuant to the FNB Stock Plans will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement, the FNB Stock Plans and warrants FNB issued to the United States Treasury Department, FNB is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FNB Common Stock or any other equity securities of FNB or any securities representing the right to purchase or otherwise receive any shares of FNB Common Stock. The shares of FNB Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid, nonassessable and free of preemptive rights.
          (b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of FNB are owned by FNB, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
     4.3 Authority; No Violation.
          (a) FNB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions this Agreement contemplates. The execution and delivery of this Agreement and the consummation of the transactions this Agreement contemplates have been duly and validly approved by the Board of Directors of FNB and no other corporate approvals on the part of FNB are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by FNB and, assuming due authorization, execution and delivery by CBI, constitutes the valid and binding obligation of FNB, enforceable against FNB in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.
          (b) Neither the execution and delivery of this Agreement by FNB, nor the consummation by FNB of the transactions this Agreement contemplates, nor compliance by FNB with any of the terms or provisions of this Agreement, will (i) violate any provision of the FNB Charter or the FNB Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made and are in full force and effect, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to FNB, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of, constitute a default, or an event which, with notice or lapse of time, or both, would constitute a default, under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FNB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FNB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (iii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB.
     4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the acquisition of the Bank by FNB, the filing of applications and notices, as applicable, with the FDIC, the OCC or the PA DOB and the Federal Reserve Board and approval of such applications and notice, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with and the acceptance for record by the

Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and the filing of the Articles of Merger with and the acceptance for record by the Secretary of State of the State of Florida pursuant to the FBCA, (v) any notices or filings under the HSR Act, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder and of any applicable industry SRO, and the rules of FINRA or the NYSE, or that are required under consumer finance, mortgage banking and other similar laws, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FNB Common Stock pursuant to this Agreement and approval of listing such FNB Common Stock on the NYSE and (viii) filings, if any, required as a result of the particular status of CBI, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by FNB of this Agreement and (B) the consummation by FNB of the Merger and the other transactions this Agreement contemplates.
     4.5 Reports. FNB and each of its Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2008 with the Regulatory Agencies and with each other applicable Governmental Entity, including the SEC, and all other reports and statements required to be filed by them since January 1, 2008, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of FNB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of FNB, investigation into the business or operations of FNB or any of its Subsidiaries since January 1, 2008. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of FNB or any of its Subsidiaries.
     4.6 Financial Statements. FNB has previously made available to CBI copies of the consolidated balance sheet of FNB and its Subsidiaries as of December 31, 2007, 2008 and 2009, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended as reported in FNB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “FNB 2009 10-K”), filed with the SEC under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), accompanied by the audit report of Ernst & Young LLP, independent registered public accountants with respect to FNB for the years ended December 31, 2007, 2008 and 2009. The December 31, 2009 consolidated balance sheet of FNB, including the related notes, where applicable, fairly presents in all material respects the consolidated financial position of FNB and its

Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6, including the related notes, where applicable, fairly present in all material respects the results of the consolidated operations, cash flows and changes in shareholders’ equity and consolidated financial position of FNB and its Subsidiaries for the respective fiscal periods or as of the respective dates in this Agreement set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements, each of such statements, including the related notes, where applicable, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and each of such statements, including the related notes, where applicable, has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of FNB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
     4.7 Broker’s Fees. Neither FNB nor any FNB Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers fees, commissions or finder’s fees in connection with the Merger or related transactions this Agreement contemplates.
     4.8 Absence of Certain Changes or Events. Since December 31, 2009, except as publicly disclosed in the Forms 10-K, 10-Q and 8-K comprising the FNB Reports, as defined in Section 4.12, filed prior to the date of this Agreement (i) FNB and the FNB Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to FNB.
     4.9 Legal Proceedings.
          (a) There is no pending, or, to FNB’s knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any Person or Governmental Entity that has had, or is reasonably likely to have, a Material Adverse Effect on FNB and its Subsidiaries, taken as a whole, in each case with respect to FNB or any of its Subsidiaries or any of their respective properties or permits, licenses or authorizations.
          (b) There is no judgment, or regulatory restriction, other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon FNB, any of its Subsidiaries or the assets of FNB or any of its Subsidiaries that has had or is reasonably likely to have, a Material Adverse Effect on FNB or its Subsidiaries, taken as a whole.

     4.10 Taxes and Tax Returns. Each of FNB and its Subsidiaries has duly and timely filed, including all applicable extensions, all Tax Returns required to be filed by it on or prior to the date of this Agreement, all such Tax Returns being accurate and complete in all material respects, has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all Taxes, whether or not shown on any Tax Return, that are due and payable or claimed to be due from it by a Governmental Entity other than Taxes that (i) are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP on FNB’s most recent consolidated financial statements. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each of FNB and its Subsidiaries. Neither FNB nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. There are no disputes, audits, examinations or proceedings in progress or pending, including any notice received of an intent to conduct an audit or examination, or claims asserted, for Taxes upon FNB or any of its Subsidiaries. No claim has been made by a Governmental Entity in a jurisdiction where the FNB or any of its Subsidiaries has not filed Tax Returns such that FNB or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, FNB or any of its Subsidiaries have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of each of FNB and its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any subsequent taxable period. There are no Liens for Taxes, other than statutory liens for Taxes not yet due and payable, upon any of the assets of FNB or any of its Subsidiaries. Neither FNB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement exclusively between or among FNB and its Subsidiaries. Neither FNB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was FNB, or (B) has any liability for the Taxes of any Person, other than FNB or any of its Subsidiaries, under Treas. Reg. §1.1502-6, or any similar provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise. Neither FNB nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan, or series of related transactions”, within the meaning of Section 355(e) of the Code, of which the Merger is also a part, or a “distributing corporation” or a “controlled corporation”, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. No share of FNB Common Stock is owned by a Subsidiary of FNB. FNB is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither FNB, its Subsidiaries nor any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Taxing Authority, relating to Taxes, including any IRS private letter rulings or comparable rulings of any Taxing Authority and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable law, which rulings or agreements would have a continuing effect after the Effective Time. Neither FNB nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. §1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. §1.6011-4(b)(2). CBI has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of FNB and its Subsidiaries relating to the taxable periods beginning January 1, 2008 or later and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to FNB or its Subsidiaries. Neither FNB, nor any of its Subsidiaries will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period, or portion thereof, ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of FNB or any of its Subsidiaries for periods or portions of periods described in Treasury Regulations under Section 1502 of the Code, or any corresponding or similar provision of state, local or foreign law, for periods, or portions thereof, ending on or before the Closing Date.
     4.11 Employee Benefits. For purposes of this Agreement, the following terms shall have the following meaning:
     “FNB Benefit Plans” means any material employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of FNB or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by FNB or any of its Subsidiaries or to which FNB or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such plan is subject to ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.
     “FNB Employment Agreements” means a written contract, offer letter or agreement of FNB or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee pursuant to which FNB or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.
     “FNB Plan” means any FNB Benefit Plan other than a Multiemployer Plan.
          (a) Section 4.11(a) of the FNB Disclosure Schedule includes a complete list of all material FNB Benefit Plans and all material FNB Employment Agreements.
          (b) With respect to each FNB Plan, FNB has delivered or made available to CBI a true, correct and complete copy of: (i) each writing constituting a part of such FNB Plan, including without limitation all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any, (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA), (iv) the most recent annual financial report, if any, (v) the most recent actuarial report, if any, and (vi) the most recent determination letter from the IRS, if any. FNB has delivered or made available to CBI a true, correct and complete copy of each material FNB Employment Agreement.
          (c) All material contributions required to be made to any FNB Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any FNB Plan, for any period through the date of this Agreement have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the financial statements to the extent required by GAAP. Each FNB Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.
          (d) With respect to each FNB Plan, FNB and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such FNB Plans. Each FNB Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a FNB Plan or the imposition of any material lien on the assets of FNB or any of its Subsidiaries under ERISA or the Code. Section 4.11(d) of the FNB Disclosure Schedule identifies each FNB Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“FNB Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked or FNB is entitled to rely on a favorable opinion issued by the IRS, and, to the knowledge of FNB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any FNB Qualified Plan or the related trust. No trust funding any FNB Plan is intended to meet the requirements of Code Section 501(c)(9). To the knowledge of FNB, none of FNB and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, which would reasonably be expected to subject any of the FNB Plans or their related trusts, FNB, any of its Subsidiaries or any person that FNB or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
          (e) With respect to each FNB Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and, (ii) except as would not have, individually or in the aggregate, a Material Adverse Effect: (A) the fair market value of the assets of such FNB Plan equals or exceeds the actuarial present value of all accrued benefits under such FNB Plan, whether or not vested, on a termination basis, (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (C) all premiums to the PBGC have been timely paid in full, (D) no liability, other than for premiums to the PBGC, under Title IV of ERISA has been or would reasonably be expected to be incurred by FNB or any of its Subsidiaries and (E) the PBGC has not instituted proceedings to terminate any such FNB Plan and, to FNB’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such FNB Plan.
          (f) (i) No FNB Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan, (ii) none of FNB and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan and (iii) none of FNB and its Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of FNB or any of its Subsidiaries following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the FNB Benefit Plans. Without limiting the generality of the foregoing, neither FNB nor any of its Subsidiaries, nor, to FNB’s knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.
          (g) Other than a medical retirement plan, FNB and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable law and at no expense to FNB and its Subsidiaries.

          (h) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions this Agreement contemplates will, either alone or in conjunction with any other event, whether contingent or otherwise, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of FNB or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code or Section 409A of the Code.
           (i) No labor organization or group of employees of FNB or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to FNB’s knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of FNB and its Subsidiaries is in material compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.
     4.12 SEC Reports. FNB has previously made available to CBI an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement FNB has filed since January 1, 2008 with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act (the “FNB Reports”) and prior to the date of this Agreement, as of the date of such FNB Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated in this Agreement or necessary in order to make the statements made in this Agreement, in light of the circumstances in which they were made, not misleading, except that information as of a later date, but before the date of this Agreement, shall be deemed to modify information as of an earlier date. Since January 1, 2008, as of their respective dates, all FNB Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.
     4.13 Compliance with Applicable Law. FNB and each of its Subsidiaries are not in default in any material respect under any applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to FNB or any of its Subsidiaries, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable limits on loans to one borrower, except where such noncompliance or default is not reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on FNB and its Subsidiaries, taken as a whole.
     4.14 Contracts. Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on FNB and its Subsidiaries taken as a whole, (i) none of FNB nor any of its Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (ii) to the knowledge of FNB, none of the other parties to any such material contract, lease, license or other agreement or instrument is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect thereunder and (iii) neither FNB nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument whether as a termination or cancellation for convenience or for default of FNB or any of its Subsidiaries.
     4.15 Agreements with Regulatory Agencies. Neither FNB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2008, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2008, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries, each item in this sentence, whether or not set forth in the FNB Disclosure Schedule (“FNB Regulatory Agreement”), nor has FNB or any of its Subsidiaries been advised since January 1, 2008 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such FNB Regulatory Agreement. Each bank Subsidiary of FNB has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.
     4.16 Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of FNB included in FNB’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010 (the “FNB 10-Q”), including any notes thereto, (ii) liabilities incurred in connection with this Agreement and the transactions contemplated thereby and (iii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2010, since June 30, 2010, neither FNB nor any of its Subsidiaries has incurred any liability of any nature whatsoever, whether absolute, accrued, contingent or otherwise and whether due or to become due, that, either individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on FNB.
     4.17 Environmental Liability.
          (a) To FNB’s Knowledge, (A) FNB and its Subsidiaries are in material compliance with applicable Environmental Laws, (B) no Contamination exceeding applicable cleanup standards or remediation thresholds exists at real property, including buildings or other structures, currently or formerly owned or operated by FNB or any of its Subsidiaries, that reasonably could result in a material Environmental Liability for FNB or its Subsidiaries, (C) no Contamination exists at any real property currently owned by a third party that reasonably could result in a material Environmental Liability for FNB or its Subsidiaries, (D) neither FNB nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any material violation of, or liability under, any Environmental Law, (E) neither FNB nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that reasonably could result in a material Environmental Liability of FNB or its Subsidiaries and (F) FNB has set forth in the FNB Disclosure Schedule and made available to CBI copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or relating to FNB, its Subsidiaries and any currently owned or operated property of FNB which were prepared in the last five years.
          (b) There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on FNB of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against FNB, which liability or obligation is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB. To the knowledge of FNB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB. FNB is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB.
     4.18 Reorganization. As of the date of this Agreement, FNB is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

     4.19 Loans; Nonperforming and Classified Assets.
          (a) Except as set forth in Section 4.19 of the FNB Disclosure Schedule, each Loan on the books and records of FNB and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of FNB, constitutes the legal, valid and binding obligation of the obligor named in this Agreement, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.
          (b) FNB has set forth in Section 4.19 of the FNB Disclosure Schedule as to FNB and each FNB Subsidiary as of the latest practicable date prior to the date of this Agreement: (A) any written or, to FNB’s knowledge, oral Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to FNB’s knowledge, in default of any other material provision thereof, (B) each Loan that has been classified as “substandard,” “doubtful,” “loss” or “special mention” or words of similar import by FNB, a FNB Subsidiary or an applicable regulatory authority, (C) a listing of OREO and (D) each Loan with any director, executive officer or five percent or greater shareholder of FNB or a FNB Subsidiary, or to the knowledge of FNB, any Person controlling, controlled by or under common control with any of the foregoing.
     4.20 Fiduciary Accounts. FNB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither FNB nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to FNB’s knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
     4.21 Allowance for Loan Losses. FNB Bank’s allowance for loan losses is sufficient at the date of this Agreement for its reasonably anticipated loan losses, is in compliance with the standards established by applicable Governmental Entities and GAAP and, to the knowledge of FNB, is adequate.
ARTICLE 5
COVENANTS RELATING TO CONDUCT OF BUSINESS
     5.1 Conduct of Businesses Prior to the Effective Time.
          (a) During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, each of FNB and CBI shall,

and shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (iii) take no action that would reasonably be expected to prevent or materially impede or delay the obtaining of, or materially adversely affect the ability of the parties expeditiously to obtain, any necessary approvals of any Regulatory Agency, Governmental Entity or any other person or entity required for the transactions this Agreement contemplates or to perform its covenants and agreements under this Agreement or to consummate the transactions this Agreement contemplates or thereby.
          (b) CBI agrees that between the date of this Agreement and the Effective Time, the materials presented at the meetings of the Loan Committee of CBI’s Board of Directors shall be provided to FNB within three business days after each meeting and CBI shall provide the minutes of each meeting to FNB within five days after such meeting.
     5.2 CBI Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the CBI Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, CBI shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of FNB, which shall not be unreasonably withheld:
          (a) (i) other than dividends and distributions by a direct or indirect Subsidiary of CBI to CBI or any direct or indirect wholly owned Subsidiary of CBI, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of CBI Stock Options that are outstanding or are required by an existing contract, plan, arrangement or policy, as of the date of this Agreement in accordance with their present terms or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of CBI or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities;
          (b) grant any stock options, restricted stock units or other equity-based award with respect to shares of CBI Common Stock under any of the CBI Stock Plans, or otherwise, except as required by an existing contract, plan, arrangement or policy, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, or issue any additional shares of capital stock or other securities, other than the issuance of CBI Common Stock upon the exercise of CBI Stock Options;
          (c) amend the CBI Articles, CBI Bylaws or other comparable organizational documents;

          (d) (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets except inventory or other similar assets in the ordinary course of business consistent with past practice or (ii) open, acquire, close or sell any branches;
          (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien, or otherwise dispose of any of its properties or assets other than securitizations and other transactions in the ordinary course of business consistent with past practice;
          (f) except for borrowings having a maturity of not more than 30 days under existing credit facilities, or renewals, extensions or replacements therefor that do not increase the aggregate amount available thereunder and that do not provide for any termination fees or penalties, prohibit pre-payments or provide for any pre-payment penalties, or contain any like provisions limiting or otherwise affecting the ability of CBI or its applicable Subsidiaries or successors from terminating or pre-paying such facilities, or contain financial terms less advantageous than existing credit facilities, and as they may be so renewed, extended or replaced (“Credit Facilities”) that are incurred in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, other than CBI or any wholly owned Subsidiary thereof, or, other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries and as a result of ordinary advances and reimbursements to employees and endorsements of banking instruments;
          (g) change in any material respect its accounting methods, except as may be necessary and appropriate to conform to changes in tax laws requirements, changes in GAAP or regulatory accounting principles or as required by CBI’s independent auditors or its Regulatory Agencies;
          (h) change in any material respects its underwriting, operating, investment or risk management or other similar policies of CBI or any of its Subsidiaries except as required by applicable law or policies imposed by any Regulatory Agency or any Governmental Entity;
          (i) make, change or revoke any material Tax election, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;
          (j) other than in the ordinary course of business consistent with past practice, terminate or waive any material provision of any material agreement, contract or obligation (collectively, “Contracts”) other than normal renewals of Contracts without materially adverse changes, additions or deletions of terms, provided that Contracts under Section 5.1(s) shall be subject to that subsection rather than this clause, or enter into or renew any agreement or contract or other binding obligation of CBI or its Subsidiaries containing (i) any restriction on the ability of CBI and its Subsidiaries, or, after the Merger, FNB and its Subsidiaries, to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Merger or (ii) any restriction on CBI or its Subsidiaries, or, after the Merger, FNB and its Subsidiaries, in engaging in any type of activity or business;
          (k) incur any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;
          (l) except as required by agreements or instruments in effect on the date of this Agreement, alter in any material respect, or enter into any commitment to alter in any material respect, any material interest in any corporation, association, joint venture, partnership or business entity in which CBI directly or indirectly holds any equity or ownership interest on the date of this Agreement, other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice;
          (m) agree or consent to any material agreement or material modifications of existing agreements with any Regulatory Authority or Governmental Entity in respect of the operations of its business, except as required by law or regulation based upon the advice of CBI’s legal advisors;
          (n) pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount not in excess of $50,000 individually or $100,000 in the aggregate;
          (o) issue any broadly distributed communication of a general nature to employees, including general communications relating to benefits and compensation, or customers without the prior approval of FNB, which will not be unreasonably delayed or withheld, except for communications in the ordinary course of business that do not relate to the Merger or other transactions this Agreement contemplates;
          (p) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (q) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions this Agreement contemplates;
          (r) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;
          (s) make, renew or otherwise modify any Loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of CBI and classified as “substandard,” “doubtful” or “loss” or such Loan is in an amount in excess of $150,000 and classified as “special mention” without the approval of FNB, or make, renew or otherwise modify any Loan or Loans if immediately after making an unsecured Loan or Loans, such Person would be indebted to CBI Bank in an aggregate amount in excess of $200,000 on an unsecured basis or undersecured, or make any fully secured Loan or Loans to any Person, except for any Loan secured by a first mortgage on single family owner-occupied real estate, if, immediately after making a secured Loan, such Person would be indebted to CBI Bank in an aggregate amount in excess of $1,500,000 or, without approval of FNB, shall not make, renew or otherwise modify any Loan or Loans secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $500,000 or in any event if such Loan does not conform with CBI Bank’s Credit Policy Manual if, in the case of any of the foregoing types of Loan or Loans, FNB shall object thereto within three business days after receipt of notice of such proposed Loan, and the failure to provide a written objection within three business days after receipt of notice of such proposed Loan from CBI Bank shall be deemed as the approval of FNB to make such Loan or Loans. FNB reserves the right to observe the loan approval process by the Board of Directors of CBI or its Loan Committee;
          (t) enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of CBI or its Subsidiaries or grant any salary or wage increase or increase any employee benefit, including discretionary or other incentive or bonus payments, except in accordance with the terms of any applicable CBI incentive plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options, except:
               (A) for other changes that are required by applicable law or are advisable in order to comply with Section 409A of the Code, upon prior written notice to FNB;
               (B) to pay the amounts or to provide payments under plans and/or commitments set forth in the CBI Disclosure Schedule;

               (C) for retention bonuses to such persons and in such amounts as are mutually agreed by FNB and CBI; or
               (D) severance payments pursuant to the severance agreements or employment agreements that are set forth in Section 5.2 of the CBI Disclosure Schedule.
          (u) Hire any person as an employee of CBI or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date of this Agreement and set forth in Section 5.2 of the CBI Disclosure Schedule or (ii) to fill any vacancies existing as of the date of this Agreement and described in Section 5.2 of the CBI Disclosure Schedule or (iii) to fill any vacancies arising after the date of this Agreement at a comparable level of compensation with persons whose employment is terminable at the will of CBI or a Subsidiary of CBI, as applicable, provided, however, that such total compensation for any one employee may not exceed $40,000;
          (v) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2;
          (w) acquire any new loan participation or loan servicing rights;
          (x) originate, participate or purchase any new loan or other credit facility commitment (including, without limitation, lines of credit and letters of credit) outside of its primary market area in the Pennsylvania counties of Lackawanna, Luzerne, Monroe, Susquehanna, Wayne and Wyoming;
          (y) engage in any new loan transaction with an officer or director or related party; or
          (z) purchase any equity securities or purchase any debt securities other than debt securities with a quality rating of “AAA” by either Standard & Poor’s Ratings Services or Moody’s Investors Services for corporate bonds.
     Except as otherwise set forth in this Agreement and except for agreements, arrangements or commitments entered into as a result of the transactions this Agreement contemplates, unless provided for in a business plan, budget or similar plan delivered to FNB prior to the date of this Agreement, in the ordinary course of business of CBI shall not include any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $100,000, other than (i) pledges of, or liens on, assets to secure government deposits, advances made to CBI by the Federal Home Loan Bank Board or the Federal Reserve Board, the payment of taxes, assessments, or similar charges which are not yet due and payable, the payment of deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts consistent with past practices, or the collection and/or processing of checks, drafts of letters of credit consistent with customary banking practices or the exercise of trust powers,

(ii) sales of assets received in satisfaction of debts previously contracted in the ordinary course of its banking business or (iii) issuance of loans, sales of previously purchased government guaranteed loans, or transactions in the investment securities portfolio by CBI or repurchase agreements made, in each case, in the ordinary course of banking business.
     5.3 FNB Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, FNB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of CBI:
          (a) amend, repeal or otherwise modify any provision of the FNB Charter or the FNB Bylaws other than those that would not be adverse to CBI or its shareholders or those that would not impede FNB’s ability to consummate the transactions this Agreement contemplates;
          (b) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
          (c) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;
          (d) make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, in any case to the extent such action would be reasonably expected to prevent, or materially impede or delay, the consummation of the transactions this Agreement contemplates;
          (e) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions this Agreement contemplates; or
          (f) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.
     5.4 Voting Agreements. CBI shall deliver within 30 days after the date of this Agreement an executed Voting Agreement from each member of the CBI Board of Directors and Joseph P. Moore, Jr.

ARTICLE 6
ADDITIONAL AGREEMENTS
     6.1 Regulatory Matters.
          (a) FNB agrees to prepare and file, as soon as practicable, the Registration Statement with the SEC in connection with the issuance of FNB Common Stock in the Merger including the Proxy Statement and prospectus and other proxy solicitation materials of CBI constituting a part thereof and all related documents. CBI shall prepare and furnish to FNB such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and CBI, and its legal, financial and accounting advisors, shall have the right to review in advance and approve, which approval shall not be unreasonably withheld such Registration Statement prior to its filing. CBI agrees to cooperate with FNB and FNB’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. As long as CBI has cooperated as described above, FNB agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of CBI and FNB agrees to use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. FNB also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions this Agreement contemplates. After the SEC has declared the Registration Statement effective under the Securities Act, CBI shall promptly mail at its expense the Proxy Statement to its shareholders.
          (b) Each of CBI and FNB agree that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated in this Agreement or necessary to make the statements in this Agreement not misleading. Each of CBI and FNB agree that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall contain any untrue statement of a material fact or omit to state any material fact required to be stated in this Agreement or necessary to make the statements in this Agreement not misleading. Each of CBI and FNB further agree that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements in this Agreement not false or misleading, to promptly inform the other parties thereof and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the shareholders of CBI and/or FNB.
          (c) FNB agrees to advise CBI, promptly after FNB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FNB Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent FNB is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
          (d) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities that are necessary or advisable to consummate the transactions this Agreement contemplates, including the Merger, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. CBI and FNB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to CBI or FNB, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or any Governmental Entity in connection with the transactions this Agreement contemplates. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities necessary or advisable to consummate the transactions this Agreement contemplates and each party will keep the other apprised of the status of matters relating to completion of the transactions this Agreement contemplates. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require FNB to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties, Regulatory Agencies or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on FNB and its Subsidiaries, including the Surviving Company after giving effect to the Merger, taken as a whole after the Effective Time (a “Materially Burdensome Regulatory Condition”). In addition, CBI agrees to cooperate and use its reasonable best efforts to assist FNB in preparing and filing such petitions and filings, and in obtaining such permits, consents, approvals and authorizations of third parties, Regulatory Agencies and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of CBI and FNB following consummation of the Merger.

          (e) Each of FNB and CBI shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of FNB, CBI or any of their respective Subsidiaries to any Regulatory Agency or Governmental Entity in connection with the Merger and the other transactions this Agreement contemplates.
          (f) Each of FNB and CBI shall promptly advise the other upon receiving any communication from any Regulatory Agency or Governmental Entity whose consent or approval is required for consummation of the transactions this Agreement contemplates that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval, as defined in Section 7.1(c), will not be obtained or that the receipt of any such approval may be materially delayed.
          (g) CBI and FNB shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, but after such consultation, to the extent practicable under the circumstances, issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC, the FDIC, the OCC, the NYSE or FINRA. In addition, the Chief Executive Officers of CBI and FNB shall be permitted to respond to appropriate questions about the Merger from the press. CBI and FNB shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Merger as reasonably requested by the other party.
     6.2 Access to Information.
          (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of CBI and FNB shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the parties shall, and shall cause its Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as the other may reasonably request. CBI shall, and shall cause each of its Subsidiaries to, provide to FNB a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state banking laws other than reports or documents that such party is not permitted to disclose under applicable law. Neither CBI nor FNB nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply to the extent possible in light of those restrictions.
          (b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreements entered into between CBI and FNB (the “Confidentiality Agreements”).
          (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.
     6.3 CBI Shareholder Approval. CBI shall call a meeting of its shareholders for the purpose of obtaining the requisite shareholder approval required in connection with this Agreement and the Merger (the “CBI Shareholders Meeting”), and shall use its reasonable best efforts to call such meeting as soon as reasonably practicable following the Registration Statement being declared effective giving reasonable time for printing and mailing. Subject to Section 6.11, the Board of Directors of CBI shall recommend approval and adoption of this Agreement, the Merger and the other transactions this Agreement contemplates, by CBI’s shareholders and shall include such recommendation in the Proxy Statement (the “CBI Recommendation”). Without limiting the generality of the foregoing, CBI’s obligations pursuant to the first sentence of this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to CBI of any Acquisition Proposal, as defined in Section 6.11(e). Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 8.1, CBI’s obligations pursuant to the first sentence of this Section 6.3 shall terminate.
     6.4 Commercially Reasonable Efforts; Cooperation. Each of CBI and FNB agrees to exercise good faith and use its commercially reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions this Agreement contemplates as promptly as possible.
     6.5 NYSE Approval. FNB shall cause the shares of FNB Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.
     6.6 Benefit Plans.
          (a) As soon as administratively practicable after the Effective Time, FNB shall take all reasonable action so that employees of CBI and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of FNB of general applicability with the exception of FNB’s defined benefit pension plan (the “FNB Plans”) to the same extent as similarly-situated employees of FNB and its Subsidiaries, it being understood that inclusion of the employees of CBI and its Subsidiaries in the FNB Plans may occur at different times with respect to different plans, provided that coverage shall be continued under corresponding Benefit Plans of CBI and its Subsidiaries until such employees are permitted to participate in the FNB Plans and provided further, however, that nothing contained in this Agreement shall require FNB or any of its Subsidiaries to make any grants to any former employee of CBI under any discretionary equity compensation plan of FNB. FNB shall cause each FNB Plans in which employees of CBI and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits under the FNB Plans, the service of such employees with CBI and its Subsidiaries to the same extent as such service was credited for such purpose by CBI, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those Benefit Plans of CBI and its Subsidiaries that correspond to FNB Plans until employees of CBI and its Subsidiaries are included in such FNB Plans, nothing in this Agreement shall limit the ability of FNB to amend or terminate any of CBI’s Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.
          (b) At and following the Effective Time, and except as otherwise provided in Section 6.6(d) FNB shall honor, and the Surviving Company shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of CBI and its Subsidiaries and current and former directors of CBI and its Subsidiaries existing as of the Effective Date, as well as all employment, executive severance or “change-in-control” or similar agreements, plans or policies of CBI that are set forth on Schedule 6.6(b) of the CBI Disclosure Schedule, subject to the receipt of any necessary approval from any Governmental Entity. The severance or termination payments that are payable pursuant to such agreements, plans or policies of CBI are set forth on Schedule 6.6(b) of the CBI Disclosure Schedule. Following the consummation of the Merger and for one year thereafter, FNB shall, to the extent not duplicative of other severance benefits, pay employees of CBI or its Subsidiaries who are terminated for other than cause, severance as set forth on Schedule 6.6(b) of the FNB Disclosure Schedule. Following the expiration of the foregoing severance policy, any years of service recognized for purposes of this Section 6.6(b) will be taken into account under the terms of any applicable severance policy of FNB or its Subsidiaries.
          (c) At such time as employees of CBI and its Subsidiaries become eligible to participate in a medical, dental or health plan of FNB or its Subsidiaries, FNB shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of FNB and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.
          (d) Immediately prior to the Effective Time, CBI shall, at the written request of FNB, freeze or terminate such of the CBI Benefit Plans as is requested by FNB.
          (e) By August 31, 2010, the five principal executive officers of CBI identified in Schedule 6.6(e) shall deliver to CBI and FNB a supplemental letter pursuant to which such officer agrees to continue in the employment of CBI for the respective period of time set forth in Schedule 6.6(e) and, were such officer to leave the employment of CBI prior to the expiration of such period, such officer shall not be entitled to receive any severance or change of control benefits under such agreement.
     6.7 Indemnification; Directors’ and Officers’ Insurance.
          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation (each a “Claim”) in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of CBI or any of its Subsidiaries or who is or was serving at the request of CBI or any of its Subsidiaries as a director, officer, employee, member or otherwise of another Person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of CBI or any of its Subsidiaries or was serving at the request of CBI or any of its Subsidiaries as a director or officer of another Person or (ii) this Agreement or any of the transactions this Agreement contemplates, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. From and after the Effective Time, FNB shall, and shall cause the Surviving Company to, indemnify, defend and hold harmless, as and to the fullest extent currently provided under applicable law, the CBI Articles, the CBI Bylaws and any agreement set forth in Section 6.7 of the CBI Disclosure Schedule, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses, including reimbursement for reasonable fees and expenses, including fees and expenses of legal counsel, including local counsel, incurred in advance of the final disposition of any claim, suit, proceeding or investigation upon receipt of any undertaking required by applicable law, judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.
          (b) FNB and the Surviving Company agree that all rights to indemnification of liabilities, including advancement of expenses, and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided in the CBI Articles or the CBI Bylaws, shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that in the event any Claim is asserted or made, any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the PBCL, the CBI Articles or the CBI Bylaws, as the case may be, shall be made by independent legal counsel, whose fees and expenses shall be paid by FNB and the Surviving Company, selected by such Indemnified Person and reasonably acceptable to FNB; and, provided further that nothing in this Section 6.7 shall impair any rights or obligations of any current or former director or officer of CBI or its Subsidiaries, including pursuant to the respective organizational documents of CBI, or their respective Subsidiaries, under the PBCL or otherwise.
          (c) Prior to the Effective Time, FNB shall obtain at the expense of CBI, and FNB shall maintain for a period of six years following the Effective Time, directors’ and officers’ liability insurance and fiduciary liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, including the transactions this Agreement contemplates, covering the Indemnified Persons who as of the Effective Time are covered by CBI’s directors’ and officers’ liability insurance or fiduciary liability insurance policies, provided that FNB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policies of CBI or single premium tail coverage with policy limits equal to CBI’s existing coverage limits, provided that in no event shall FNB be required to expend for any one year an amount in excess of 150% of the annual premium currently paid by CBI for such insurance (the “Insurance Amount”), and further provided that if FNB is unable to maintain or obtain the insurance called for by this Section 6.7(c) as a result of the preceding provision, FNB shall use its commercially reasonable best efforts to obtain the most advantageous coverage as is available for the maximum Insurance Amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time from an insurer or insurers selected by FNB that have an insurer financial strength rating by A.M. Best Co. of at least “A,” which policies provide the Indemnified Persons with coverage, from the Effective Time to the sixth anniversary of the Effective Time, including in respect of the transactions this Agreement contemplates, on terms that are no less advantageous to Indemnified Persons than CBI’s D&O Insurance existing immediately prior to the date of this Agreement. If such prepaid policies have been obtained prior to the Effective Time, then the FNB shall maintain such policies in full force and effect and continue the obligations thereunder.
          (d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
     6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including any merger between a Subsidiary of FNB, on the one hand, and a Subsidiary of CBI, on the other hand, or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, FNB.
     6.9 Advice of Changes. Each of FNB and CBI shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties, or remedies with respect thereto, or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.9 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.
     6.10 Dividends. After the date of this Agreement, CBI shall not declare or pay any dividend in respect of CBI Common Stock.
     6.11 Certain Actions.
          (a) From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 6.11, CBI will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, affiliates or representatives (collectively, “CBI Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal, as defined in Section 6.11(e)(i), or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to CBI or any of its Subsidiaries or afford access to the business, properties, assets, books or records of CBI or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.1(g), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.
          (b) Notwithstanding anything in this Agreement to the contrary, CBI and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal provided that the Board of Directors of CBI shall not withdraw or modify in a manner adverse to FNB the CBI Recommendation except as set forth in subsection (iii) below, (ii) to engage in any discussions or negotiations with, and provide any information to, any third party in response to a Superior Proposal, as defined in Section 6.11(e)(ii), by any such third party, if and only to the extent that (x) CBI’s Board of Directors concludes in good faith, after consultation with outside counsel, that failure to do so could reasonably be expected to breach its fiduciary duties under applicable law, (y) prior to providing any information or data to any third party in connection with a Superior Proposal by any such third party, CBI’s Board of Directors receives from such third party an executed confidentiality agreement, which confidentiality terms shall be no less favorable to CBI than those contained in the Confidentiality Agreements between CBI and FNB, a copy of which executed confidentiality agreement shall have been provided to FNB for informational purposes and (z) at least 72 hours prior to providing any information or data to any third party or entering into discussions or negotiations with any third party, CBI promptly notifies FNB in writing of the name of such third party and the material terms and conditions of any such Superior Proposal and (iii) to withdraw, modify, qualify in a manner adverse to FNB, condition or refuse to make the CBI Recommendation (the “Change in CBI Recommendation”) if CBI’s Board of Directors concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so could reasonably be expected to breach its fiduciary duties under applicable law.
          (c) CBI will promptly, and in any event within 24 hours, notify FNB in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.
          (d) CBI agrees that it will, and will cause the CBI Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.
          (e) For purposes of this Agreement:
               (i) The term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial, i.e., 20% or more, portion of the net revenues, net income or net assets of CBI and its Subsidiaries, taken as a whole, (x) direct or indirect acquisition or purchase of CBI Common Stock after the date of this Agreement by a Person who on the date of this Agreement does not own 10% or more of CBI Common Stock and such Person by reason of such purchase or acquisition first becomes the owner of 10% or more of CBI Common Stock after the date of this Agreement or the direct or indirect acquisition or purchase of 5% or more of CBI Common Stock after the date of this Agreement by a Person who on the date of this Agreement owns 10% or more of CBI Common Stock, (y) tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of CBI or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CBI other than the transactions this Agreement contemplates.

               (ii) The term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a Third Party to acquire more than 50% of the combined voting power of the shares of CBI Common Stock then outstanding or all or substantially all of CBI’s consolidated assets for consideration consisting of cash and/or securities that is on terms that the Board of Directors of CBI in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of CBI in its good faith judgment believes to be more favorable to CBI than the Merger, (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of CBI and (C) is reasonably capable of being completed.
          (f) If a Payment Event, as defined in Section 6.11(g), occurs, CBI shall pay to FNB by wire transfer of immediately available funds, within two business days following such Payment Event, a fee of $2.8 million (the “Break-up Fee”), provided, however, that if a Payment Event occurs, CBI shall have no obligation to pay FNB’s expenses under Section 9.3(b).
          (g) The term “Payment Event” means any of the following:
               (i) the termination of this Agreement by FNB pursuant to Section 8.1(f)(i);
               (ii) the termination of this Agreement by CBI pursuant to Section 8.1(g);
               (iii) the termination of this Agreement pursuant to any other Section following the commencement of a tender offer or exchange offer for 25% or more of the outstanding shares of CBI Common Stock and CBI shall not have sent to its shareholders, within 10 business days after the commencement of such tender offer or exchange offer, a statement that the Board of Directors of CBI recommends rejection of such tender offer or exchange offer; or
               (iv) the occurrence of any of the following events within 18 months of the termination of this Agreement pursuant to Section 8.1(f)(i), provided that an Acquisition Proposal shall have been made by a Third Party after the date of this Agreement and prior to such termination that shall not have been withdrawn in good faith prior to such termination: (A) CBI enters into an agreement to merge with or into, or be acquired, directly or indirectly, by merger or otherwise by, such Third Party, (B) such Third Party, directly or indirectly, acquires substantially all of the total assets of CBI and its Subsidiaries, taken as a whole or (C) such Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of

CBI Common Stock. As used in this Agreement, “Third Party” means any person as defined in Section 13(d) of the Exchange Act other than FNB or its affiliates.
          (h) CBI acknowledges that the agreements contained in Section 6.11(e) are an integral part of the transactions contemplated in this Agreement and that without these agreements FNB would not enter into this Agreement. Accordingly, in the event CBI fails to pay to FNB the Break-up Fee, promptly when due, CBI shall, in addition thereto, pay to FNB all costs and expenses, including attorneys’ fees and disbursements, incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee or any unpaid portion thereof, from the date such payment was due until the date such payment is received by FNB, accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.
     6.12 Transition. Commencing following the date of this Agreement, FNB and CBI shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration, from and after the Closing, of CBI and its Subsidiaries with the businesses of FNB and its Subsidiaries, without taking action that would, in effect, give FNB control over the management or policies of CBI or any of its Subsidiaries. Without limiting the generality of the foregoing, from the date of this Agreement through the Closing Date and consistent with the performance of their day-to-day operations, the continuous operation of CBI and its Subsidiaries in the ordinary course of business and applicable law, CBI shall cause the employees and officers of CBI and its Subsidiaries, including the Bank, to cooperate with FNB in performing tasks reasonably required in connection with such integration.
     6.13 Tax Representation Letters. Officers of FNB and CBI shall execute and deliver to Duane Morris LLP, tax counsel to FNB, and Saul Ewing, LLP, special tax counsel to CBI, “Tax Representation Letters” substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Proxy Statement and Registration Statement are declared effective by the SEC and at the Effective Time, in connection with such tax counsel’s delivery of opinions pursuant to Section 7.2(c) and Section 7.3(c) of this Agreement.
     6.14 Moore Voting Agreement. Joseph P. Moore, Jr. shall have entered into an agreement with FNB in a form acceptable to FNB pursuant to which he agrees to vote all of the shares of CBI that he owns of record or beneficially in favor of the adoption of this Agreement and the Merger this Agreement contemplates.
ARTICLE 7
CONDITIONS PRECEDENT
     7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver,

where permitted by applicable law, at or prior to the Effective Time of the following conditions:
          (a) Shareholder Approval. This Agreement and the Merger this Agreement contemplates shall have been approved and adopted by the requisite affirmative vote of the holders of CBI Common Stock entitled to vote thereon.
          (b) NYSE Listing. The shares of FNB Common Stock to be issued to the holders of CBI Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance, provided FNB shall have used its reasonable best efforts to cause such authorization of listing on the NYSE.
          (c) Regulatory Approvals. All regulatory approvals set forth in Sections 3.4 and 4.4 required to consummate the transactions this Agreement contemplates, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, all such approvals and the expiration of all such waiting periods being referred as the “Requisite Regulatory Approvals”.
          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
          (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions this Agreement contemplates shall be in effect, provided FNB shall have used its reasonable best efforts to have removed, lifted or resolved such legal restraint or prohibition. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.
          (f) Affiliates. Each member of the Board of Directors of CBI and any person who holds of record or beneficially 5% or more of the outstanding shares of CBI Common Stock shall have executed and delivered to FNB an Affiliates Letter in substantially the form of Exhibit C to this Agreement.
     7.2 Conditions to Obligation of FNB to Effect the Merger. The obligation of FNB to effect the Merger is also subject to the satisfaction or waiver by FNB, where permitted by applicable law, at or prior to the Effective Time, of the following conditions:
          (a) Representations and Warranties. The representations and warranties of CBI contained in this Agreement that are qualified by materiality, including Section 3.18, or contained in Section 3.2 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of CBI contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date, except in each case where the failure of the representations and warranties, other than the representations and warranties set forth in Section 3.1, to be so true and correct, without giving effect to any qualification as to “material,” “materiality,” “material adverse effect” or similar qualifications, are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect on CBI and FNB shall have received a certificate signed on behalf of CBI by the Chief Executive Officer or the Chief Financial Officer of CBI to the foregoing effect.
          (b) Performance of Obligations of CBI. CBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and FNB shall have received a certificate signed on behalf of CBI by the Chief Executive Officer or the Chief Financial Officer of CBI to such effect.
          (c) Federal Tax Opinion. FNB shall have received the opinion of its counsel, Duane Morris LLP, in form and substance reasonably satisfactory to FNB, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of CBI and FNB, reasonably satisfactory in form and substance to it.
          (d) Environmental Reports. At the request of FNB, CBI shall have furnished FNB with a Phase I environmental study with respect to all real property owned by CBI or any of its Subsidiaries, which Phase I environmental study shall be at the sole cost and expense of FNB, the findings of which shall be commercially acceptable to FNB who shall not unreasonably withhold such acceptance.
          (e) No Materially Burdensome Regulatory Condition. None of the Requisite Regulatory Approvals shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.
     7.3 Conditions to Obligation of CBI to Effect the Merger. The obligation of CBI to effect the Merger is also subject to the satisfaction or waiver by CBI, where permitted by applicable law, at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of FNB contained in this Agreement that are qualified by materiality shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the

Closing Date and the representations and warranties of FNB contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date, except in each case where the failure of the representations and warranties to be so true and correct, without giving effect to any qualification as to “material,” “materiality,” “material adverse effect” or similar qualifications, are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect on FNB and CBI shall have received a certificate signed on behalf of FNB by the Chief Executive Officer or the Chief Financial Officer of FNB to the foregoing effect.
          (b) Performance of Obligations of FNB. FNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CBI shall have received a certificate signed on behalf of FNB by the Chief Executive Officer or the Chief Financial Officer of FNB to such effect.
          (c) Federal Tax Opinion. CBI shall have received the opinion of its special tax counsel, Saul Ewing, LLP, in form and substance reasonably satisfactory to CBI, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of CBI and FNB, reasonably satisfactory in form and substance to it.
ARTICLE 8
TERMINATION AND AMENDMENT
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, and the Merger may be abandoned:
          (a) Mutual Consent. By the mutual consent in writing of FNB and CBI if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.
          (b) Breach.
               (i) By FNB, if (A) any of the representations and warranties of CBI contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.2(a) would not be satisfied or (B) CBI shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions set forth in Sections 7.1 or 7.2(b) would not be satisfied, in either case other than as a result of a material breach by FNB of any of its obligations under this Agreement and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of 30 days after CBI has received written notice from FNB of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond June 30, 2011.
               (ii) By CBI, if (A) any of the representations and warranties of FNB contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.3(a) would not be satisfied or (B) FNB shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions set forth in Sections 7.1 or 7.3(b) would not be satisfied, in either case other than as a result of a material breach by CBI of any of its obligations under this Agreement and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of 30 days after FNB has received written notice from CBI of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond June 30, 2011.
          (c) Delay. By FNB or CBI, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated on or before 5:00 p.m., Eastern Daylight Time on June 30, 2011, except to the extent that the failure of the Merger then to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party set forth in this Agreement.
          (d) No Regulatory Approval. By FNB or CBI, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Entity required for consummation of the Merger this Agreement contemplates shall have been denied by final nonappealable action of such Governmental Entity or an application therefor shall have been permanently withdrawn at the request of a Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth in this Agreement.
          (e) No CBI Shareholder Approval. By FNB, or by CBI provided that CBI shall not be in material breach of any of its obligations under Section 6.3, if any approval of the shareholders of CBI this Agreement contemplates shall not have been obtained by reason of the failure to obtain the required vote at the CBI Shareholder Meeting or at any adjournment or postponement thereof.
          (f) Failure to Recommend. At any time prior to the CBI Shareholder Meeting, by FNB if (i) CBI shall have breached Section 6.3 in any respect materially adverse to FNB, (ii) the CBI Board of Directors shall have failed to make the CBI Recommendation or shall have effected a Change in CBI Recommendation, (iii) the CBI Board shall have recommended approval of an Acquisition Proposal or (iv) CBI shall have materially breached its obligations under Section 6.3 by failing to call, give notice of, convene and hold the CBI Shareholder Meeting.
          (g) Superior Proposal. At any time prior to the date of mailing of the Proxy Statement, by CBI in order to enter concurrently into an Acquisition Proposal that has been received by CBI and the CBI Board of Directors in compliance with Sections 6.11(a) and (b) and that CBI’s Board of Directors concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition Proposal is a Superior Proposal; provided, however, that this Agreement may be terminated by CBI pursuant to this Section 8.1(g) only after the fifth business day following CBI’s provision of written notice to FNB advising FNB, that the CBI Board of Directors is prepared to accept a Superior Proposal, it being agreed that the delivery of such notice shall not entitle FNB to terminate this Agreement pursuant to this Section 8.1(g) and only if (i) during such five-business day period, CBI has caused its financial and legal advisors to negotiate with FNB in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and (ii) CBI’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by FNB and further provided that such termination shall not be effective until CBI has paid the Break-up Fee to FNB.
     8.2 Effect of Termination. In the event of termination of this Agreement by either FNB or CBI as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.1(g), 6.2(b), 6.11(f)-(h), 8.2, 8.3, 9.3 and 9.8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of its willful breach of any of the provisions of this Agreement.
     8.3 Amendment. Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after approval of the matters presented in connection with Merger by the shareholders of CBI; provided, however, that after any approval of the transactions this Agreement contemplates by the shareholders of CBI, there may not be, without further approval of their shareholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the transactions this Agreement contemplates by the shareholders of CBI, there may not be, without further approval of their shareholders, any extension or waiver of this Agreement or any portion of this Agreement that changes the amount or form of the consideration to be delivered to the holders of CBI Common Stock and the holders of FNB Common Stock under this Agreement, other than as this Agreement contemplates. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE 9
GENERAL PROVISIONS
     9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver, subject to applicable law, of the latest to occur of the conditions set forth in Article 7, other than those conditions that by their nature are to be satisfied or waived at the Closing, unless extended by mutual written agreement of the parties (the “Closing Date”).
     9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Articles 1, 2 and 9 and Sections 6.6, 6.7, 6.8 and 6.13.
     9.3 Expenses.
          (a) Each party to this Agreement will bear all expenses incurred by it in connection with this Agreement and the transactions this Agreement contemplates, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Proxy Statement and the registration fee to be paid to the SEC in connection with the Registration Statement shall be shared equally between CBI and FNB, and provided further that nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.
          (b) In the event that this Agreement is terminated by:
               (i) FNB pursuant to Section 8.1(b)(i); or
               (ii) CBI pursuant to Section 8.1(b)(ii).

then the non-terminating party shall pay to the terminating party by wire transfer of immediately available funds, within two business days following delivery of a statement of such expenses, all out-of-pocket costs and expenses, up to a maximum of $500,000, including without limitation, professional fees of legal counsel, financial advisors and accountants, and their expenses, actually incurred by the terminating party in connection with the Merger and this Agreement.
     9.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the parties at the following addresses or at such other address for a party as shall be specified by like notice:
          (a) if to CBI, to:
Comm Bancorp, Inc. 125 North State Street Clarks Summit, PA 18411 Attention: William F. Farber, Sr., President Facsimile: 570-587-3761
with a copy to:
Saidis Sullivan Law 26 West High Street Carlisle, PA 17013 Attention: John B. Lampi, Esq. Facsimile: 717-243-6486
          (b) if to FNB, to:
F.N.B. Corporation One F.N.B. Boulevard Hermitage, PA 16148 Attention: Stephen J. Gurgovits, President and Chief Executive Officer Facsimile (724) 983-3515

with a copy to:

Duane Morris LLP 30 South 17th Street Philadelphia, PA 19103 Attention: Frederick W. Dreher, Esq. Facsimile: (215) 979-1213
     9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The CBI Disclosure Schedule and the FNB Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. In this Agreement, “knowledge” or “Knowledge” means the knowledge as of the date referenced of executive officers of the applicable party following inquiry of persons within their organization and its Subsidiaries who would be reasonably expected to be knowledgeable about the relevant subject matter.
     9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
     9.7 Entire Agreement. This Agreement, including the documents and the instruments referred to in this Agreement, together with the Confidentiality Agreements, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreements.
     9.8 Governing Law; Jurisdiction.
          (a) This Agreement, the Merger and all claims arising hereunder or relating to this Agreement, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.
          (b) Each of the parties to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Pennsylvania state court or the United States District Court for the Western District of Pennsylvania, in any action or proceeding arising out of or relating to this Agreement. Each of the parties to this Agreement agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties to this Agreement irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Pennsylvania state court or the United States District Court for the Western District of Pennsylvania. Each of the parties to this Agreement irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.
     9.9 Severability. Except to the extent that application of this Section 9.9 would have a Material Adverse Effect on CBI or FNB, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.

     9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties, whether by operation of law or otherwise, without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.6 and 6.7, this Agreement, including the documents and instruments referred to in this Agreement, is not intended to and does not confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

     IN WITNESS WHEREOF, the duly authorized officers of F.N.B. Corporation and Comm Bancorp, Inc. have executed this Agreement as of the date first above written.

F.N.B. CORPORATION
By:	/s/ Stephen J. Gurgovits
Stephen J. Gurgovits,
President and Chief Executive Officer

COMM BANCORP, INC.
By:	/s/ William F. Farber, Sr.
William F. Farber, Sr.,
Chairman of the Board, President and Chief Executive Officer